Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS 29% REVENUE INCREASE IN FOURTH QUARTER OF 2007 AND 20% REVENUE INCREASE IN 2007

St. Paul, Minnesota. (February 26, 2008) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its fourth quarter and fiscal year ended December 31, 2007.

Net sales for the fourth quarter ended December 31, 2007 were $3.7 million, an increase of 29% from the fourth quarter of 2006.  The net loss for the current quarter was $0.8 million or $0.02 per share compared to a loss of $0.7 million or $0.02 per share in the fourth quarter of 2006.

Net sales for the year ended December 31, 2007 were $14.6 million, an increase of 20% from net sales of $12.2 million in the prior year.  Operating income for the year ending December 31, 2007 was $0.8 million compared to a $0.3 million operating loss in 2006.  The net loss for 2007 was $1.6 million, or $0.04 per share, compared to a net loss of $3.7 million, or $0.12 per share in the prior year (an improvement of 57% over 2006’s net loss).

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our fourth quarter revenue continued to demonstrate the strong sales in 2007, resulting in a 29% increase in sales over 2006.  EBITDA in 2007 remained positive at over $713,000 compared to negative $178,000 in 2006.  In addition to our improved financial performance in 2007, continued Roger Gower, MCT shipped more Tapestry Test Handler Solutions in 2007 and to a larger customer mix than at any time in its history.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 29, 2007.

# # #

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Years Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Net sales	$3,710	$2,884	$14,614	$12,214
Cost of Sales:
Product	2,124	1,592	7,461	6,162
Inventory reserves adjustments	285	171	285	171
Cost of sales	2,409	1,763	7,746	6,333

Gross profit	1,301	1,121	6,868	5,881
Gross margin	35.1%	38.9%	47.0%	48.2%

Selling, general and administrative	1,006	1,038	4,311	4,095
Research and development cost	463	511	1,884	2,041
Restructuring charge	—	—	137	—
Total operating expenses	1,469	1,549	6,332	6,136

Operating income (loss)	(168)	(428)	536	(255)

Interest, net	(277)	(279)	(1,131)	(1,185)
Amortization of warrant discounts and other	(320)	8	(999)	(2,213)

Net income (loss)	$(765)	$(699)	$(1,594)	$(3,653)

Net income (loss) per share:
Basic	$(0.02)	$(0.02)	$(0.04)	$(0.12)
Diluted	$(0.02)	$(0.02)	$(0.04)	$(0.12)

Weighted average shares outstanding:
Basic	37,877	36,644	37,130	30,642
Diluted	37,877	36,644	37,130	30,642

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31 2007	Dec. 31, 2006

Assets
Current assets
Cash and cash equivalents	$373	$200
Accounts receivable, net	3,044	2,816
Inventories, net	1,671	2,016
Other current assets	108	169
Total current assets	5,196	5,201

Property, net	114	91

Debt issue costs and other, net	199	264

Total assets	$5,509	$5,556

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$698	$440
Bank line of credit	—	3,906
Accrued liabilities	1,140	1,291
Current portions of long-term obligations	—	228
Total current liabilities	1,838	5,865

Long-term debt	9,320	5,506

Total stockholders’ deficit	(5,649)	(5,815)

Total liabilities and stockholders’ deficit	$5,509	$5,556